EXHIBIT 10.2

                            RETENTION AWARD AGREEMENT

Awardee: Gad Riesenfeld ("Awardee")
Grant Date: September 6, 2004
$200,000
253,165 Shares of Restricted Stock

      This RETENTION AWARD AGREEMENT (the "Agreement") is made as of the Grant Date by and between PHARMOS CORPORATION, a Nevada corporation (the "Company"), and Awardee. Capitalized terms not defined herein shall have the meanings ascribed to them in the Company's Amended and Restated 2000 Stock Option Plan (the "Plan").

      The Board of Directors of the Company, through its Compensation/Stock Option Committee, following its review of a survey of executive compensation practices of comparable companies prepared for the Company, initially authorized on June 30, 2004, the granting by the Company of a retention award to Awardee in order to induce him to continue providing services to the Company as an executive or in some other capacity for up to an additional three years from such date.

      In consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Grant of Award. The Company hereby grants to Awardee, subject to the terms and conditions of this Agreement and the Plan, (i) $200,000 (the "Cash Component") and (ii) 253,165 Shares of Restricted Stock (the "Restricted Shares") pursuant to the Plan (the Cash Component and the Restricted Shares comprise the "Award").

      2. Vesting; Forfeiture.

            2.1 Vesting Generally. The Award shall vest and become nonforfeitable as follows: (A) $100,000 and 126,582 Restricted Shares shall vest on December 31, 2005, and (B) $100,000 and 126,583 Restricted Shares shall vest on June 30, 2007 (provided in each case that Awardee's Employment with the Company, as defined herein, continues through such date).

            2.2 Definition of Employment. Awardee's "Employment" shall include any and all periods during which such individual is an employee of or consultant to the Company or a subsidiary. Awardee shall be deemed to have terminated Employment when he completely ceases to be employed by or a consultant to the Company and all of its subsidiary corporations. The Company may in its discretion determine (a) whether any leave of absence constitutes a termination of Employment within the meaning of this Agreement, and (b) the impact, if any, of any such leave of absence on the Award.

            2.3 Vesting in Certain Circumstances. Notwithstanding the provisions of Section 2.1, the Award shall vest as set forth below in the following circumstances:

                  2.3.1 Termination of Employment by Company within one year following Change in Control (as defined in the Employment Agreement between Awardee and the Company dated April 2, 2001 (the "Employment Agreement")), subject to Section 2.3.4: immediate vesting of the Award and nonforfeitability upon the Company's giving of notice of termination;

                  2.3.2 Death or Disability (as such terms are defined in the
                        Employment Agreement): Pro rata monthly vesting of first 50% of Award from Grant Date if Death or Disability occurs before December 31, 2005; and vesting of entire remaining 50% of Award if Death or Disability occurs after December 31, 2005, through June 30, 2007.

                  2.3.3 Termination of Employment by the Company without Cause,
                        Non-renewal by the Company or termination by the Awardee for Good Reason (as defined in the Employment Agreement): immediate vesting of the Award and nonforfeitability upon the Company's giving notice of termination or of non-renewal or upon Awardee's giving notice of termination for Good Reason;

                  2.3.4 Termination of Employment by the Company for Cause (as
                        defined in the Employment Agreement) or by Awardee without Good Reason: Immediate cancellation and forfeiture of the Award; provided, however, that if Awardee terminates his Employment without Good Reason after December 31, 2005, the number of Restricted Shares and amount of cash previously vested shall remain vested.

      3. Payment of Cash Component. Within five (5) business days following each of the dates specified in Section 2.1 or any earlier date as provided in Section
2.3 (the "Payment Date"), the Company shall pay to Awardee (or Awardee's beneficiary or estate, if no beneficiary is designated or in the event any chosen beneficiary predeceases Awardee, in the event of the death of Awardee) cash in the amount of the vested portion of the Cash Component. Notwithstanding the foregoing, the Payment Date for the then-vested portion of the Award may be accelerated at Awardee's option (or by his estate or representative, if applicable) in the event of termination of Employment pursuant to Sections 2.3.1, 2.3.2 or 2.3.3.

      4. Vesting of Restricted Shares. The Company shall hold in escrow for Awardee the stock certificates for the Restricted Shares. The certificates shall contain a legend (the "Vesting Legend") as follows:

The securities represented by this certificate are subject to a retention award agreement between the Company and the registered owner of this certificate (or his predecessor in interest). Copies of said agreement may be obtained upon written request to the secretary of the Company by the registered owner hereof. These securities may be cancelled and retired by the Company in the circumstances set forth in the restricted stock agreement, in which event this Certificate shall be null and void.

      The Company will cause the Vesting Legend to be removed upon request by Awardee given at any time after any of the Restricted Shares have vested and shall deliver the certificate for such vested shares to Awardee (without the legend referred to above), but only if the Awardee has satisfied the withholding tax obligations set forth elsewhere in this Agreement.

      Should Awardee forfeit any Restricted Shares, the certificate(s) therefor shall upon such forfeiture no longer represent shares of common stock and will be cancelled on the records of the Company.

      To the extent that the Restricted Shares have not vested, they are not transferable by the Awardee, whether by sale, assignment, exchange, pledge, or hypothecation, or by operation of law or otherwise except (a) pursuant to a qualified domestic relations order as defined for purposes of the Employee Retirement Income Security Act of 1974, as amended, or (b) by gift to a member of the "Family" (as defined below) of the Awardee, to or for the benefit of one or more organizations qualifying under Code sec. 501(c) (3) and 170(c) (2) (a "Charitable Organization") or to a trust for the exclusive benefit of the Awardee, one or more members of the Awardee's Family, one or more Charitable Organizations, or any combination of the foregoing, provided that any such transferee shall enter into a written agreement to be bound by the terms of this Agreement. For this purpose, "Family" shall mean the ancestors, spouse, siblings, spouses of siblings, lineal descendants and spouses of lineal descendants of the Awardee.

      The Company shall not be required to transfer on its books any of the Restricted Shares that shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or to treat any transferee to whom such shares have been so sold or transferred as a stockholder of the Company.

      Except as otherwise provided herein, the Awardee shall until forfeiture be entitled to all rights of a stockholder of the Company, including the right to vote the Restricted Shares and to receive dividends and/or other distributions declared on such shares.

      5. Transferability of Shares of Stock. The Company has filed a Registration Statement on Form S-8 (or otherwise) with the Securities and Exchange Commission relating to the Restricted Shares that vest and are to be delivered hereunder and will comply with all applicable state securities laws prior to the distribution of Restricted Shares hereunder and to do everything else necessary to ensure that Restricted Shares delivered to Awardee upon or following the vesting will not be treated as "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act.

      6. Conformity with Plan. Except as specifically set forth herein, this Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Any inconsistencies between this Agreement and the Plan with respect to any mandatory provisions of the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, Awardee acknowledges its receipt of the Plan and its agreement to be bound by all the terms of the Plan. All definitions stated in the Plan apply to this letter.

      7. Withholding Taxes. Awardee shall pay to the Company, or make provision satisfactory to the administrator of the Plan for payment of, any taxes required to be withheld in respect of the vesting or distribution of the Cash Component and/or shares of stock hereunder no later than the date of the event creating the tax liability. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Awardee, including any part of the Cash Component or shares of stock to be delivered hereunder. In the event that payment to the Company of such tax obligations is made in shares of stock, such shares shall be valued at their fair market value on the applicable date for such purposes.

      8. Awardee Advised To Obtain Personal Counsel and Tax Representation.
IMPORTANT: The Company and its employees do not provide any guidance or advice to individuals who may be granted an Award under the Plan regarding the federal, state, local or foreign income tax consequences or employment tax consequences of participating in the Plan. Awardee is responsible for determining his own personal tax consequences of participating in the Plan. Accordingly, the Company has advised Awardee that he may wish to retain the services of a professional tax advisor in connection with the Award.

      9. Beneficiary Designation. Awardee may designate one or more beneficiaries, from time to time, to whom any benefit under this Agreement is to be paid in case of Awardee's death. Each designation must be in writing, signed by Awardee and delivered to the Company. Each new designation will revoke all prior designations.

      10. Adjustments for Changes in Capital Structure. As outstanding shares of Common Stock of the Company, the Restricted Shares will be adjusted in the event of any change in capital structure or business of the Company by reason of any stock dividend or extraordinary dividend, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares of stock, non-cash distributions with respect to its outstanding stock, reclassification of the Company's capital stock, any sale or transfer of all or part of the Company's assets or business, or any similar change affecting the Company's capital structure or business or the capital structure of any business of any subsidiary.

      11. Miscellaneous.

            11.1 This Agreement may not be changed or terminated except by written agreement signed by the Company and Awardee. It shall be binding on the parties and on their personal representatives and permitted assigns.

            11.2 This Agreement sets forth all agreements of the parties. It supersedes and cancels all prior agreements with respect to the subject matter hereof. It shall be enforceable by decrees of specific performance (without posting bond or other security) as well as by other available remedies.

            11.3 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey. Any litigation instituted by any party to this Agreement pertaining to this Agreement must be filed before a court of competent jurisdiction in the State of New Jersey and both parties hereby consent irrevocably to the jurisdiction of such courts over them.

            11.4 The Company shall pay the reasonable legal fees, costs and expenses incurred by Awardee in connection with any action arising under this Agreement, provided that any dispute or controversy between the parties regarding this Agreement is resolved in any manner in favor of Awardee. Upon any initial determination in favor of Awardee, the Company shall advance to Awardee an amount equal to Awardee's previously incurred legal fees and a reasonable estimate of any legal fees, costs and expenses that may be incurred by Awardee in connection with the final resolution of such matter. In addition, the Company shall pay or reimburse Awardee for attorneys' fees incurred by Awardee in connection with the negotiation and preparation of this Agreement. This paragraph shall not affect Awardee's common-law or statutory indemnification rights, or any agreements or other arrangements between the parties relating to indemnification.

            11.5 All notices, requests, service of process, consents, and other communications under this Agreement shall be in writing. Notice shall be deemed given and effective (a) three (3) business days after the deposit in the U.S. mail of a writing addressed as provided below and sent first class mail, certified, return receipt requested, (b) when received by the addressee, if sent by a nationally recognized air courier for next day delivery service (receipt requested), or (c) upon personal delivery (with written confirmation of receipt). Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph. Notices shall be addressed (i) to Awardee at the last address he or she has filed in writing with the Company and (ii) to the Company at its principal offices. Either party hereto may designate a different address by providing written notice of such new address to the other party hereto as provided above.

            11.6 This Agreement may be signed in one or more counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

Dated: As of September 6, 2004

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          PHARMOS CORPORATION


                                          By: /s/ James A. Meer
                                              ----------------------------------
                                              Name:  James A. Meer
                                              Title:  Chief Financial Officer

                                          AWARDEE:


                                          By: /s/ Gad Riesenfeld
                                              ----------------------------------
                                              Name: Gad Riesenfeld

      This Agreement has been approved and authorized by the Compensation/Stock Option Committee of the Board of Directors of Pharmos Corporation by Unanimous Written Consent dated as of September 6, 2004.


/s/ Mony Ben Dor
-----------------------------
Mony Ben Dor, Chairman of the Compensation/Stock Option Committee